Exhibit 21.1

SUBSIDIARIES

Name	Jurisdiction
ISOA, Inc. (dba Yield Metrology Group)	Texas
Rudolph Technologies Europe, B.V.	Netherlands
Rudolph Technologies Japan KK	Japan